Exhibit 99.1

PART I

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements.” All statements other than statements of historical fact contained in this report are forward-looking statements, including, without limitation, statements regarding our plans, strategies, prospects and expectations concerning our business, results of operations and financial condition. You can identify many of these statements by looking for words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “estimate,” “continue” or similar words or the negative thereof.

Known material factors that could cause our actual results to differ from those in these forward-looking statements are described in Part I, Item 1A (“Risk Factors”) included in our Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 10-K”) and Part II, Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) of this report.

All forward-looking statements included in this report are based on information available to us on the date of this report. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Item 1.	Business

General

As used in this document, the terms “Partnership”, “SUN”, “we”, “us”, or “our” should be understood to refer to Sunoco LP, known prior to October 27, 2014 as Susser Petroleum Partners LP, and our consolidated subsidiaries as applicable and appropriate.

Overview

We are a growth-oriented Delaware master limited partnership. We are managed by our general partner, Sunoco GP LLC (our “General Partner”), which is owned by Energy Transfer Equity, L.P., another publicly traded master limited partnership (“ETE”). The following simplified diagram depicts our organizational structure as of December 31, 2015.

LE GP, LLC
General Partner Interest
Energy Transfer Equity L.P. (NYSE: ETE) (2)
100% Ownership Interest
100% Incentive Distribution Rights
General Partner Interest
Limited Partner Interests
Sunoco GP LLC
Energy Transfer Partners, L.P. (NYSE: ETP)
Limited Partner Interests
Public Unitholders Common Units
Non-economic General Partner Interest
38.4% Limited Partner Interest 37,776,746 common units (3)
50.4% Limited Partner Interest 49,588,960 common units
Sunoco LP (NYSE: SUN)
100% Ownership Interest
11.2% Limited Partner Interest 11,018,744 Class A units (1)
Operating Subsidiaries

(1)	Effective January 1, 2016, certain of our operating subsidiaries exchanged their Class A units for Class C units.
(2)	On March 31, 2016, in connection with our previously announced private placement agreement, we issued 2,263,158 common units representing limited partnership interests to ETE.
(3)	On March 31, 2016, in connection with the closing of the ETP Dropdown, we issued 5,710,922 common units representing limited partner interests to ETP Retail Holdings, LLC (“ETP Retail”).

We are engaged in retail sale of motor fuels and merchandise through our company-operated convenience stores and retail fuel sites, as well as the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers and distributors. Additionally, through Sunoco LLC, we are the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of approximately 5,000 Sunoco‑branded company and third-party operated locations.

On March 31, 2016, we completed the previously announced acquisition of (a) 100% of the issued and outstanding membership interests of Sunoco Retail LLC (“Sunoco Retail”), an entity that was formed by Sunoco, Inc. (R&M), an indirect wholly owned subsidiary of Sunoco, Inc., prior to the closing of the ETP Dropdown Contribution Agreement, and (b) 68.42% of the issued and outstanding interests of Sunoco LLC. This acquisition was accounted for as a transaction between entities under common control. Specifically, the Partnership recognized acquired assets and assumed liabilities at their respective carrying values with no goodwill created. The Partnership’s results of operations include 100% of Sunoco LLC’s and Sunoco Retail’s results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of Sunoco LLC and Sunoco Retail from August 31, 2014.

During 2015, we completed strategic acquisitions of businesses that operate complementary motor fuel distribution and convenience retail stores (see “Acquisitions” below). As a result of these acquisitions, including the acquisition of Sunoco Retail as discussed above, we operate approximately 1,330 convenience stores and fuel outlets in more than 30 states, offering merchandise, food service, motor fuel and other services as of December 31, 2015. Our retail stores operate under several brands, including our proprietary convenience store brands Stripes®, APlus® Aloha Island Mart®, and other retail locations acquired from Mid-Atlantic Convenience Stores, LLC (“MACS”), most of which we intend to brand APlus during 2016 (see “Acquisitions” below). We distributed approximately 7.6 billion gallons of motor fuel during 2015 through our convenience stores and consignment locations, contracted independent convenience store operators, and other commercial customers. We believe our combined retail and wholesale business model will make it possible for us to achieve an optimal return on our investment as we integrate new or acquired stores while minimizing overhead costs.

Operating Segments and Subsidiaries

We operate our business as two segments, which are primarily engaged in wholesale fuel distribution and retail fuel and merchandise sales, respectively. Our primary operations are conducted by the following consolidated subsidiaries:

Wholesale Subsidiaries

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Susser Petroleum Operating Company LLC (“SPOC”), a Delaware limited liability company, distributes motor fuel to Stripes’ retail locations, consignment locations, as well as third party customers in Louisiana, New Mexico, Oklahoma and Texas.

•	Sunoco Energy Services LLC, a Texas limited liability company, distributes motor fuels, propane and lubricating oils, primarily in Texas, Oklahoma, New Mexico and Kansas.
•	Sunoco LLC, a Delaware limited liability company, primarily distributes motor fuels across more than 26 states throughout the East Coast, Midwest, and Southeast regions of the United States.
•	Southside Oil, LLC, a Virginia limited liability company, distributes motor fuel primarily in Virginia, Maryland, Tennessee, and Georgia.
•	Aloha Petroleum, LLC, a Delaware limited liability company, distributes motor fuel and operates terminal facilities on the Hawaiian Islands.

Retail Subsidiaries

•	Susser Petroleum Property Company LLC (“PropCo”), a Delaware limited liability company, primarily owns and leases convenience store properties.
•

Susser Holdings Corporation, a Delaware corporation, sells motor fuel and merchandise in Texas, New Mexico, and Oklahoma through Stripes-branded convenience stores and transports motor fuel under GoPetro Transport LLC.

•	Sunoco Retail, a Pennsylvania limited liability company, owns and operates convenience stores that sell motor fuel and merchandise primarily in Pennsylvania, New York, and Florida.
•	MACS Retail LLC (“MACS Retail”), a Virginia limited liability company, owns and operates convenience stores primarily in Virginia, Maryland, and Tennessee.
•	Aloha Petroleum, Ltd. (“Aloha”), a Hawaii corporation, owns and operates convenience stores on the Hawaiian Islands.

See Note 19 of the Notes to Consolidated Financial Statements included in Part II, Item 8 for additional financial information on our segments.

Acquisitions

On April 1, 2015 we acquired a 31.58% membership interest and 50.1% voting interest in Sunoco LLC from ETP Retail Holdings, LLC (“ETP Retail”), an indirect wholly-owned subsidiary of Energy Transfer Partners, L.P. (“ETP”), for total consideration of approximately $775 million in cash (the “Cash Consideration”) and 795,482 common units. The Cash Consideration was financed through issuance of 6.375% Senior Notes due 2023. The common units issued to ETP Retail were issued and sold in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Sunoco LLC is retrospectively included in our Consolidated Financial Statements as of September 1, 2014, the date of common control.

On July 31, 2015, we acquired 100% of the issued and outstanding capital stock of Susser Holdings Corporation (“Susser”) from wholly-owned subsidiaries of ETP, for total consideration of approximately $966.9 million in cash and 21,978,980 Class B units representing limited partner interests in the Partnership (“Class B Units”). The Class B Units were identical to the common units in all respects, except the Class B Units were not entitled to distributions payable with respect to the second quarter of 2015. The Class B Units converted, on a one-for-one basis, into common units on August 19, 2015. In addition, (i) a Susser subsidiary exchanged its 79,308 common units for 79,308 Class A units representing limited partner interests in the Partnership (“Class A Units”), (ii) 10,939,436 subordinated units owned by Susser subsidiaries were converted into 10,939,436 Class A Units and (iii) SUN issued 79,308 common units and 10,939,436 subordinated units to subsidiaries of ETP. The Class A Units were contributed to us as part of the transaction. The common, subordinated and Class B Units issued to ETP subsidiaries were issued and sold in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act. Susser is retrospectively included in our Consolidated Financial Statements as of September 1, 2014, the date of common control.

On August 10, 2015, we acquired 27 convenience stores in the Upper Rio Grande Valley from Aziz Convenience Stores, L.L.C. for $41.6 million. We allocated the total purchase consideration to the assets acquired based on our preliminary estimate of their respective fair values at the purchase date. The acquisition increased goodwill by $4.3 million.

On November 15, 2015, we entered into a Contribution Agreement (the “ETP Dropdown Contribution Agreement”) with Sunoco LLC, Sunoco, Inc. (“Sunoco Inc.”), ETP Retail, our General Partner, and ETP. Pursuant to the terms of the ETP Dropdown Contribution Agreement, we agreed to acquire from ETP Retail, effective January 1, 2016, (a) 100% of the issued and outstanding membership interests of Sunoco Retail, an entity that was formed by Sunoco, Inc. (R&M), an indirect wholly owned subsidiary of Sunoco Inc., prior to the closing of the transactions contemplated by the ETP Dropdown Contribution Agreement, and (b) 68.42% of the issued and outstanding membership interests of Sunoco LLC (the “ETP Dropdown”). Pursuant to the terms of the ETP Dropdown Contribution Agreement, ETP agreed to guarantee all of the obligations of ETP Retail.

Immediately prior to the closing, Sunoco Retail owned all of the retail assets formerly owned by Sunoco, Inc. (R&M), the ethanol plant located in Fulton, NY formerly owned by Sunoco, Inc. (R&M), 100% of the issued and outstanding membership interests in Sunmarks, LLC, and all the retail assets formerly owned by Atlantic Refining & Marketing Corp., a wholly owned subsidiary of Sunoco Inc.

Subject to the terms and conditions of the ETP Dropdown Contribution Agreement, at the closing of the ETP dropdown, we paid to ETP Retail approximately $2.2 billion in cash, which included certain working capital adjustments, and issued to ETP Retail 5,710,922 common units representing limited partner interests in the Partnership (the “ETP Dropdown Unit Consideration”). The ETP Dropdown Unit Consideration was issued and sold to ETP Retail in private transactions exempt from registration under Section 4(a)(2) of the Securities Act. The ETP Dropdown was completed on March 31, 2016.

On December 15, 2015, we acquired a wholesale motor fuel distribution business serving the Northeastern United States from Alta East, Inc. for approximately $57.1 million plus the value of inventory on hand at closing. As part of the transaction, we acquired a total of 32 fee and leased properties, and supply contracts with the dealer-owned and operated sites.

On December 23, 2015 we completed the acquisition of 33 convenience stores and retail fuel outlets in Virginia subject to rights of purchase from entities controlled by the Uphoff Unitholders (members of MACS Holdings, LLC, owner of MACS prior to the acquisition by ETP) for $53.7 million, including payment of associated mortgage debt of $44.3 million. The sites had been operated by MACS and consolidated as VIEs pursuant to leases from a former shareholder of MACS. This transaction terminated separated consolidation of the VIEs, with purchased assets continuing to be included in our consolidated financial statements.

See Note 4 of the Notes to Consolidated Financial Statements included in Part II, Item 8 for additional information on our acquisitions.

Available Information

Our principal executive offices are located at 8020 Park Lane, Suite 200, Dallas, Texas 75231. Our telephone number is (832) 234-3600. Our internet address is http://www.sunocolp.com. We make available through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission, or the SEC. Information contained on our website is not part of this report. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Our Relationship with Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P.

ETE is a publicly traded master limited partnership that directly and indirectly owns equity interests in ETP, Sunoco Logistics Partners L.P. (“SXL”) and the Partnership, all of which are also publicly traded master limited partnerships engaged in diversified energy-related businesses.

ETP is one of the largest publicly traded master limited partnerships in the U.S. in terms of equity market capitalization. ETP, through its wholly owned operating subsidiaries, is engaged primarily in natural gas and natural gas liquids transportation, storage and fractionation services. ETP is also engaged in refined product and crude oil operations including transportation and retail marketing of gasoline and middle distillates through its subsidiaries.

One of our principal strengths is our relationship with ETE and ETP. Through the July 14, 2015 exchange and repurchase agreement with ETP, ETE acquired (i) 100% of the membership interests of our General Partner from ETP and (ii) all of our incentive distribution rights from ETP. As of March 31, 2016, ETP and ETE collectively owned a 40.9% limited partnership interest in us. Given the significant joint ownership, we believe ETE and ETP will be motivated to promote and support the successful execution of our business strategies. In particular, we believe it will be in ETP and ETE’s best interest to facilitate organic growth opportunities and accretive acquisitions from third parties, although neither ETE nor ETP is under any obligation to do so.

Commercial Agreements with Affiliates

Through Sunoco LLC, we are party to the following fee-based commercial agreements with various subsidiaries of ETP:

•	Philadelphia Energy Solutions Offtake Contract – a 1-year supply agreement with Philadelphia Energy Solutions LLC (“PES”). ETP Retail owns a 33% non-operating noncontrolling interest in PES.
•

SXL Transportation and Terminalling Contracts – Sunoco LLC is party to various agreements with subsidiaries of SXL for pipeline, terminalling and storage services. Sunoco LLC also has agreements with SXL for the purchase and sale of fuel.

In addition, we are a party to three intercompany, long-term, fee-based commercial agreements with Susser and Sunoco Retail. Prior to the Partnership’s acquisition of Susser in July 2015 and Sunoco Retail in March 2016, these commercial agreements were considered contracts with affiliates:

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Susser Distribution Contract – a 10-year agreement under which we are the exclusive distributor of motor fuel at cost (including tax and transportation costs) plus a fixed profit margin of three cents per gallon to Susser's existing Stripes convenience stores and independently operated consignment locations, and to all sites purchased by the Partnership pursuant to the sale and leaseback option under the Omnibus Agreement (as defined below). In addition, all future motor fuel volumes purchased by Susser for its own account will be added to the Susser Distribution Contract pursuant to the terms of our Omnibus Agreement;

•

Susser Transportation Contract – a 10-year agreement under which Susser arranges for motor fuel to be delivered from our suppliers to some of our customers at rates consistent with those charged to third parties for the delivery of motor fuel, with the cost being entirely passed along to our customers, including Susser.

•

Sunoco Distribution Contract – a 10-year agreement under which Sunoco LLC is the exclusive wholesale distributor of motor fuel to existing Sunoco Retail company-operated convenience stores. Pursuant to the agreement, pricing is cost plus a fixed margin of four cents per gallon.

In connection with the closing of our initial public offering (“IPO”) on September 25, 2012, we also entered into an Omnibus Agreement with Susser (the "Omnibus Agreement"). Pursuant to the Omnibus Agreement, among other things, the Partnership received a three-year option to purchase from Susser up to 75 of Susser's new or recently constructed Stripes convenience stores at Susser's cost and lease the stores back to Susser at a specified rate for a 15-year initial term. The Partnership is the exclusive distributor of motor fuel to such stores for a period of ten years from the date of purchase. We have completed all 75 sale-leaseback transactions under the Omnibus Agreement.

For more information regarding the commercial agreements, please read “Item 13. Certain Relationships, Related Transactions and Director Independence” included in our 2015 10-K.

Our Business and Operations

Wholesale Operations Segment

We are a wholesale distributor of motor fuels and other petroleum products that we supply to our retail segment, to third-party dealers, and to independent operators of consignment locations.

Through our ownership interest in Sunoco LLC we are the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of approximately 5,000 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest and Southeast regions of the United States as well as approximately 190 company-operated Sunoco branded locations in Texas. We believe we are one of the largest independent motor fuel distributors by gallons in Texas and one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil, and we receive rental income from real estate that we lease or sublease. Sales of fuel from our wholesale segment to our retail segment are delivered at a cost plus profit margin.

We purchase motor fuel primarily from independent refiners and major oil companies and distribute it across more than 30 states throughout the East Coast, Midwest and Southeast regions of the United States, as well as Hawaii to:

•	approximately 1,330 company-operated convenience stores and fuel outlets;
•	147 independently operated consignment locations where we sell motor fuel under consignment arrangements to retail customers;
•	5,323 convenience stores and retail fuel outlets operated by independent operators, which we refer to as “dealers,” or “distributors” pursuant to long-term distribution agreements; and
•	approximately 1,930 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial .

Sales to Affiliates

In 2015, we sold fuel to affiliates pursuant to the Susser Distribution Contract and, through our ownership interest in Sunoco LLC, pursuant to the Sunoco Distribution Contract. The Susser Distribution Contract and Sunoco Distribution Contract remained in place after we acquired Susser in July 2015 and Sunoco Retail in March 2016. However, they are no longer deemed affiliated contracts. Therefore wholesale sales to Susser and Sunoco Retail are recorded as intercompany sales and eliminated in consolidation. The associated sales by Susser and Sunoco Retail to third parties are reflected in retail sales.

Dealer Incentives

In addition to motor fuel distribution, we offer dealers the opportunity to participate in merchandise purchasing and promotional programs arranged with vendors. We believe the vendor relationships we have established through our retail operations and our ability to develop programs provide us with an advantage over other distributors when recruiting new dealers into our network, as well as retaining current dealers. Our dealer incentives gives our dealers access to discounted rates on products and services that they would likely not be able to obtain on their own.

Sales to Contracted Third Parties

As of December 31, 2015, through SPOC, we distributed fuel under long-term contracts to convenience stores and retail fuel outlets operated by third parties. No single third party dealer is material to our business. Under our legacy wholesale distribution contracts with third parties, we agree to distribute a particular brand of, or unbranded, motor fuel to a location or group of locations and arrange for all transportation and logistics. Our distribution contracts are typically constructed so that we either receive a fee per gallon equal to the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon, or receive a variable cent per gallon margin (“dealer tank wagon pricing”). The initial term of dealer distribution contracts range from three to twenty years, with most contracts for ten years. These agreements require, among other things, that dealers maintain the standards established by the applicable fuel brand, if any.

Sunoco LLC’s branded dealer and branded wholesale distributor contracts generally have both time and volume commitments that establish contract duration. On average, the branded dealer contracts for third party sites have an initial term of approximately ten years, with an estimated, volume-weighted term remaining on those contracts of approximately five years. These contracts typically include (i) dealer tank wagon pricing or (ii) delivered pricing at the rack rate, plus transportation costs, taxes and a fixed, volume-based fee. On average, Sunoco LLC’s branded wholesale distributor agreements have an initial term of approximately eight years, with a volume-weighted term remaining on those contracts of approximately six years. These contracts typically provide pricing that is fixed to Sunoco LLC’s posted fuel prices at the rack rate, less any appropriate commercial discounts.

As of December 31, 2015, our legacy wholesale business distributed fuel under consignment arrangements at 147 locations. Under these arrangements we provide and control motor fuel inventory and price at the site and receive actual retail selling price for each gallon sold, less a commission paid to the independent operators.

We continually seek to expand our dealer distribution network through additions of new dealers and consignment locations and through acquisitions of contracts for existing independently operated sites from other distributors. We evaluate potential independent site operators based on their creditworthiness and the quality of their site and operations, including the site’s size and location, projected monthly volumes of motor fuel, monthly merchandise sales, overall financial performance and previous operating experience. We may extend credit to certain dealers based on our credit evaluation process.

Sales to Other Commercial Customers

We distribute unbranded fuel to numerous other customers, including convenience stores, unattended fueling facilities and certain other commercial customers. These customers are primarily commercial, governmental and other parties who buy motor fuel by the load or in bulk and who do not generally enter exclusive contractual relationships with us, if they enter into a contractual relationship with us at all. Sales to these customers are typically made at a quoted price based upon our cost plus taxes, cost of transportation and a margin determined at time of sale, and may provide for immediate payment or the extension of credit for up to 30 days. We also sell propane, lube oil and other petroleum products, such as heating fuels, to our commercial customers on both a spot and contracted basis. In addition, through Sunoco LLC we receive income from the manufacture and wholesale sale of race fuels.

Fuel Supplier Arrangements

We distribute branded motor fuel under the Aloha, Chevron, Citgo, Conoco, Exxon, Mahalo, Mobil, Phillips66, Shamrock, Shell, Texaco, Sunoco, and Valero brands. We purchase branded motor fuel from major oil companies and refiners under supply agreements. Our largest branded fuel suppliers in terms of volume are Exxon, Chevron and Valero. The branded fuel supply agreements generally have an initial term of three to five years. Each supply agreement typically contains provisions relating to payment terms, use of the supplier’s brand names, credit card processing, compliance with other of the supplier’s requirements, insurance coverage and compliance with legal and environmental requirements, among others.

We also distribute unbranded motor fuel, which we purchase on a bulk basis, on a rack basis based upon prices posted by the refiner at a fuel supply terminal, or on a contract basis with the price tied to one or more market indices.

As is typical in the industry, our suppliers generally can terminate the supply contract if we do not comply with any material condition of the contract, including our failure to make payments when due, fraud, criminal misconduct, bankruptcy or insolvency.

Bulk Fuel Purchases

We purchase motor fuel in bulk and hold it in inventory or transport it via pipeline, in which case we mitigate the inventory risk through the use of commodity futures contracts or other derivative instruments which are matched in quantity and timing to the anticipated usage of the inventory. We also blend in various additives including ethanol and bio-mass based diesel.

Transportation Logistics

We provide transportation logistics for most of our motor fuel deliveries through our own fleet of fuel transportation vehicles as well as third-party and affiliated transportation providers. We arrange for motor fuel to be delivered from the storage terminals to the appropriate sites in our distribution network at prices consistent with those historically charged to third parties for the delivery of fuel. We also deliver motor fuel, propane, and lubricants to commercial customers involved in petroleum exploration and production.

Technology

Technology is an important part of our wholesale operations. We utilize a proprietary web-based system that allows our wholesale customers to access their accounts at any time from a personal computer to obtain prices, place orders and review invoices, credit card transactions and electronic funds transfer notifications. Substantially all of our customer payments are processed by electronic funds transfer. We use an internet-based system to assist with fuel inventory management and procurement and an integrated wholesale fuel system for financial accounting, procurement, billing and inventory management.

Retail Operations Segment

As of December 31, 2015, our retail segment operated approximately 1,330 convenience stores and retail fuel outlets. Our retail convenience stores operate under several brands, including our proprietary brands Stripes, APlus and Aloha Island Mart, and offer a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuel and other services. We have company operated sites in more than 30 states, with a significant presence in Texas, Pennsylvania, New York, Florida, Virginia and Hawaii.

As of December 31, 2015, we operated 725 Stripes convenience stores in Texas, New Mexico, and Oklahoma which stock 2,500 to 3,500 merchandise units, on average. Each store offers a customized merchandise mix based on local customer demand and preferences. To further differentiate its merchandise offering, we have developed numerous proprietary offerings and private label items unique to Stripes stores, including Laredo Taco Company® restaurants, Café de la Casa® custom blended coffee, Slush Monkey® frozen carbonated beverages, Quake® energy drink, Smokin’ Barrel® beef jerky and meat snacks, Monkey Loco® candies, Monkey Juice® and Royal® brand cigarettes. Stripes has built approximately 236 large-format convenience stores from January 2000 through December 31, 2015 and expects to construct and open approximately 35 to 40 stores during 2016. We have implemented its proprietary in-house Laredo Taco Company restaurants in approximately 440 Stripes convenience stores and intend to implement it in all newly constructed Stripes convenience stores. Stripes also owns and operates ATM and proprietary money order systems in most of its stores and also provides other services such as lottery, prepaid telephone cards and wireless services, movie rental and car washes.

As of December 31, 2015, we operated approximately 440 retail convenience stores and fuel outlets, primarily under our proprietary iconic Sunoco fuel brand and are primarily located in Pennsylvania, New York, and Florida, including 345 APlus convenience stores.

As of December 31, 2015, we operated approximately 175 MACS and Aloha convenience stores and fuel outlets in Virginia, Maryland, Tennessee, Georgia, and Hawaii offering merchandise, foodservice, motor fuel and other services. As of December 31, 2015, MACS operated 125 company-operated retail convenience stores and Aloha operated 50 Aloha, Shell, and Mahalo branded fuel stations.

For further detail of our segment results refer to “Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 19 Segment Reporting.”

Merchandise Suppliers

Our Stripes business purchases approximately 38% of its total retail merchandise from McLane Company, Inc. and the majority of its products and ingredients for Laredo Taco Company restaurants from Labatt Foods. Our MACS business purchases approximately 58% of its total retail merchandise from Core-Mark Holding Company, Inc. Our Aloha business purchases approximately 49% of its total merchandise from Hansen Distribution Group. Our Sunoco Retail business purchases approximately 72% of its total merchandise from McLane Company, Inc. These suppliers currently deliver products to all of our retail stores. We do not maintain additional product inventories other than what is in our stores.

Sale of Regulated Products

In certain areas where our convenience stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and tobacco products to persons younger than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and tobacco products. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations.

Real Estate and Lease Arrangements

As of December 31, 2015, we owned 1,486 locations and leased 664 additional locations, some of which we rent or sublease to third parties. We collect rent from the lessees at these locations pursuant to lease agreements with them.

Competition

In our wholesale fuel distribution business, we compete primarily with other independent motor fuel distributors. The markets for distribution of wholesale motor fuel and the large and growing convenience store industry are highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. Significant competitive factors include the availability of major brands, customer service, price, range of services offered and quality of service, among others. We rely on our ability to provide value-added and reliable service and to control our operating costs in order to maintain our margins and competitive position.

In our retail business, we face strong competition in the market for the sale of retail gasoline and merchandise. Our competitors include service stations of large integrated oil companies, independent gasoline service stations, convenience stores, fast food stores, supermarkets, drugstores, dollar stores, club stores and other similar retail outlets, some of which are well-recognized national or regional retail systems. The number of competitors varies depending on the geographical area. It also varies with gasoline and convenience store offerings. The principal competitive factors affecting our retail marketing operations include gasoline and diesel acquisition costs, site location, product price, selection and quality, site appearance and cleanliness, hours of operation, store safety, customer loyalty and brand recognition. We compete by pricing gasoline competitively, combining our retail gasoline business with convenience stores that provide a wide variety of products, and using advertising and promotional campaigns.

Seasonality

Our business exhibits some seasonality due to our customers’ increased demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. In our retail operations, we experience seasonality due to consumer purchase patterns in the geographic area in which our stores are concentrated. As a result, our results from operations may vary from period to period. The addition of the MACS, Aloha, Sunoco LLC and Sunoco Retail locations have helped mitigate the seasonal impacts of our formerly Texas-centric business.

Working Capital Requirements

Prior to the acquisitions of Sunoco Retail, Susser, Aloha and MACS, we had minimal working capital requirements, as we did not hold significant amounts of inventory and we received payment for most of the gallons we sold on approximately the same payment terms as we had with our suppliers. After giving effect to the acquisitions, our working capital needs have increased as we now maintain customary levels of fuel and merchandise inventories, and carry corresponding payables balances to suppliers of those inventories, relating to our convenience store operations. In addition, Sunoco LLC purchases a significant amount of unbranded fuel in bulk and stores it for an extended amount of time. We also have rental obligations relating to leased locations as a result of our acquisitions of Sunoco Retail, Susser, Aloha and MACS. Our working capital needs will typically fluctuate over the medium to long term with the price of crude oil, and over the short term within each month due to the timing of motor fuel tax, sales tax, interest and rent payments.

Environmental Matters

Environmental Laws and Regulations

We are subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks; the release or discharge of hazardous materials into the air, water and soil; the generation, storage, handling, use, transportation and disposal of regulated materials; the exposure of persons to regulated materials; and the remediation of contaminated soil and groundwater.

Environmental laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;
•	requiring capital expenditures to comply with environmental control requirements; and
•	enjoining the operations of facilities deemed to be in noncompliance with environmental laws and regulations.

Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining or otherwise curtailing future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.

We believe we are in compliance in all material respects with applicable environmental laws and regulations, and we do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders. Any future change in regulatory requirements could cause us to incur significant costs. We incorporate by reference into this section our disclosures included in Note 13 of the Notes to Consolidated Financial Statements included in Part II, Item 8.

Hazardous Substances and Releases

Certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), impose strict, and under certain circumstances, joint and several, liability on the owner and operator as well as former owners and operators of properties for the costs of investigation, removal or remediation of contamination and also impose liability for any related damages to natural resources without regard to fault. In addition, under CERCLA and similar state laws, as persons who arrange for the transportation, treatment or disposal of hazardous substances, we also may be subject to similar liability at sites where such hazardous substances come to be located. We may also be subject to third-party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from or in the vicinity of our current properties or off-site waste disposal sites.

We are required to comply with federal and state financial responsibility requirements to demonstrate that we have the ability to pay for remediation or to compensate third parties for damages incurred as a result of a release of regulated materials from our underground storage tank systems. We meet these requirements primarily by maintaining insurance which we purchase from private insurers.

Environmental Reserves

We are currently involved in the investigation and remediation of contamination at motor fuel storage and gasoline store sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $36.9 million as of December 31, 2015. We have additional reserves of $54.5 million that represent our estimate for future asset retirement obligations for underground storage tanks.

Underground Storage Tanks

We are required to make financial expenditures to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. Pursuant to the Resource Conservation and Recovery Act of 1976, as amended, the Environmental Protection Agency (“EPA”) has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking underground storage tanks. State or local agencies are often delegated the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. We believe we are in compliance in all material respects with requirements applicable to our underground storage tanks.

Air Emissions

The Federal Clean Air Act (the “Clean Air Act”) and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. Under the Clean Air Act and comparable state and local laws, permits are typically required to emit regulated air pollutants into the atmosphere. We believe that we currently hold or have applied for all necessary air permits and that we are in substantial compliance with applicable air laws and regulations. Although we can give no assurances, we are aware of no changes to air quality regulations that will have a material adverse effect on our financial condition, results of operations or cash available for distribution to our unitholders.

Various federal, state and local agencies have the authority to prescribe product quality specifications for the motor fuels that we sell, largely in an effort to reduce air pollution. Failure to comply with these regulations can result in substantial penalties. Although we can give no assurances, we believe we are currently in substantial compliance with these regulations.

Efforts at the federal and state level are currently underway to reduce the levels of greenhouse gas (“GHG”) emissions from various sources in the United States. At the federal level, Congress has considered legislation to reduce GHG emissions in the United States. Such federal legislation may impose a carbon emissions tax or establish a cap-and-trade program or regulation by the EPA. Even in the absence of new federal legislation, GHG emissions have begun to be regulated by the EPA pursuant to the Clean Air Act. For example, in April 2010, the EPA set a new emissions standard for motor vehicles to reduce GHG emissions. New federal or state restrictions on emissions of GHGs that may be imposed in areas of the United States in which we conduct business and that apply to our operations could adversely affect the demand for our products. In addition, in January 2015, President Obama’s Administration announced plans for EPA to issue final standards in 2016 that would reduce methane emissions from new and modified oil and natural gas production by up to 45% from 2012 levels by 2025. Moreover, in August 2015, EPA issued final rules outlining the Clean Power Plan or CPP which was developed in accordance with President Obama’s Climate Action Plan announced the previous year. Under the CPP, carbon pollution from power plants must be reduced over 30% below 2005 levels by 2030.

Many studies have discussed the relationship between greenhouse gases and climate change. One consequence of climate change noted in many of these reports is the increased severity of extreme weather, such as increased hurricanes and floods. Such events could adversely affect our operations through water damage, powerful winds or increased costs for insurance.

Other Government Regulation

The Petroleum Marketing Practices Act, or “PMPA”, is a federal law that governs the relationship between a refiner and a distributor, as well as between a distributor and branded dealer, pursuant to which the refiner or distributor permits a distributor or dealer to use a trademark in connection with the sale or distribution of motor fuel. Under the PMPA, we may not terminate or fail to renew a branded distributor contract unless certain enumerated preconditions or grounds for termination or nonrenewal are met and we also comply with the prescribed notice requirements. Additionally, we are subject to state petroleum franchise laws as well as laws specific to gasoline retailers and dealers, including state laws that regulate our relationships with third parties to whom we lease sites and supply motor fuels.

Employee Safety

We are subject to the requirements of the Occupational Safety and Health Act, or “OSHA,” and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA’s hazard communication standards require that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that we are in substantial compliance with the applicable OSHA requirements.

Store Operations

Our stores are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of convenience stores, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development or operation of a new store in a particular area.

Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates.

Title to Properties, Permits and Licenses

We believe we have all of the assets needed, including leases, permits and licenses, to operate our business in all material respects. With respect to any consents, permits or authorizations that have not been obtained, we believe that the failure to obtain these consents, permits or authorizations will not have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders.

We believe we have satisfactory title to all of our assets. Title to property may be subject to encumbrances, including repurchase rights and use, operating and environmental covenants and restrictions, including restrictions on branded motor fuels that may be sold at such sites. We believe that none of these encumbrances will detract materially from the value of our sites or from our interest in these sites, nor will they interfere materially with the use of these sites in the operation of our business. These encumbrances may, however, impact our ability to sell the site to an entity seeking to use the land for alternative purposes.

Our Employees

We are managed and operated by the board of directors and executive officers of our General Partner, which has sole responsibility for providing us with the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by affiliates of our General Partner. As of December 31, 2015, our General Partner’s affiliates had approximately 19,333 employees, 329 of which are represented by labor unions or associations, performing services for our operations, with appropriate costs allocated to us. We believe that we and our General Partner and its affiliates have a satisfactory relationship with employees. Information concerning the executive officers of our General Partner is contained in “Item 10. Directors, Executive Officers and Corporate Governance” of our 2015 10-K.